Exhibit 99.1

ClubCorp Reviewing Strategic Alternatives

DALLAS, Texas (January 12, 2017) - ClubCorp - The World Leader in Private Clubs® (NYSE: MYCC) -announced that the Board of Directors has established a Strategic Review Committee (the "Committee"), which, with the assistance of financial advisors, is reviewing and evaluating alternatives to further enhance shareholder value.

The Committee, comprised of independent directors, is working closely with the management team to oversee the review process and will report its findings to the full Board of Directors.
The Committee is focusing on opportunities to further unlock the value inherent in the Company. The Committee is evaluating opportunities with a focus on maximizing value for all shareholders.
The Company has engaged Jefferies LLC and Wells Fargo Securities, LLC as financial advisors to assist the Committee.
About ClubCorp (NYSE:MYCC)
Since its founding in 1957, Dallas-based ClubCorp has operated with the central purpose of Building Relationships and Enriching Lives®. ClubCorp is a leading owner-operator of private golf and country clubs and private business clubs in North America. ClubCorp owns or operates a portfolio of over 200 golf and country clubs, business clubs, sports clubs, and alumni clubs in 26 states, the District of Columbia and two foreign countries that serve over 430,000 members, with approximately 20,000 peak-season employees. ClubCorp Holdings, Inc. is a publicly traded company on the New York Stock Exchange (NYSE:MYCC). ClubCorp properties include: Firestone Country Club (Akron, Ohio); Mission Hills Country Club (Rancho Mirage, California); The Woodlands Country Club (The Woodlands, Texas); Capital Club Beijing; and Metropolitan Club Chicago. You can find ClubCorp on Facebook at facebook.com/clubcorp and on Twitter at @ClubCorp.

Investor Relations:
Frank Molina
972-888-6206

Media Relations:
Joele Frank
Jonathan Keehner/Andrew Siegel
212-355-4449